Exhibit 99.1

Surface Oncology to Host Analyst and Investor Day on November 18, 2019 in New York City

-	Keynote speaker: E. John Wherry, Ph.D., director, Penn Institute for Immunology, University of Pennsylvania, and Co-Director of the Parker Institute for Cancer Immunotherapy at Penn

-	Presentations from Surface management to include strategic updates on current programs and introduction of preclinical pipeline asset SRF813 (targeting CD112R)

CAMBRIDGE, Mass., October 7, 2019 — Surface Oncology (Nasdaq: SURF), a clinical-stage immuno-oncology company developing next-generation immunotherapies that target the tumor microenvironment, today announced that the company will host its inaugural Analyst and Investor Day on Monday, November 18, 2019, at the Nasdaq Marketsite, 4 Times Square, 10th Floor, New York, NY.

Formal presentations will take place from 8:00 a.m-11:00 a.m. ET, followed by questions and answers from the full panel of presenters. Presentations will cover a variety of topics, including:

-	Corporate overview and strategic update: Jeff Goater, chief executive officer of Surface Oncology

-	Keynote presentation by Dr. E. John Wherry: Emerging trends in T cell exhaustion and immunotherapy of cancer

-	Overview and update of SRF617, a novel, potential best-in-class anti-CD39 antibody: Robert Ross, M.D., chief medical officer of Surface Oncology

o	CD39 is an enzyme critical to both the production of immunosuppressive adenosine and the breakdown of pro-inflammatory adenosine triphosphate (ATP).

-	Overview and update of SRF388, a first-in-class antibody targeting IL-27: Vito Palombella, Ph.D., chief scientific officer of Surface Oncology

o

IL-27 is an immunosuppressive cytokine involved in resolving T cell mediated inflammation. Elevated levels of IL-27 and IL-27 induced gene expression signatures have been identified in certain types of cancer.

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Introduction to Surface’s first natural killer (NK) cell targeting program, SRF813, a highly differentiated approach to targeting CD112R: Pamela Holland, Ph.D., vice president of biology at Surface Oncology

o

CD112R is a recently identified immune checkpoint protein that contributes to both T cell and NK cell suppression through its role as an inhibitory receptor. Blockade of CD112R promotes antitumor responses through innate and adaptive arms of the immune system.

A live webcast of the Analyst and Investor Day will be available on the Surface Oncology website at https://investors.surfaceoncology.com/news-events/events.

About Dr. John Wherry:

E. John Wherry, Ph.D., is the Richard and Barbara Schiffrin President’s Distinguished Professor, chair of the Department of Systems Pharmacology and Translational Therapeutics, and director of the Penn Institute for Immunology at the Perelman School of Medicine at the University of Pennsylvania. He is the co-director of the Parker Institute for Cancer Immunotherapy at Penn, as well as a member of the Scientific Advisory Board of Surface Oncology. His research has focused on T cell exhaustion in chronic viral infections and cancer. His work has defined the developmental biology and molecular regulation of

T cell exhaustion, role of checkpoints including PD-1, LAG-3 and others and significantly informed the development of immunotherapies for human cancer.

About Surface Oncology:

Surface Oncology is an immuno-oncology company developing next-generation antibody therapies focused on the tumor microenvironment with lead programs targeting CD73, CD39, IL-27 and CD47. Surface’s novel cancer immunotherapies are designed to achieve a clinically meaningful and sustained anti-tumor response and may be used alone or in combination with other therapies. The Company has a pipeline of seven novel immunotherapies and a strategic collaboration with Novartis focused on NZV930 (CD73) and potentially one additional undisclosed program. For more information, please visit www.surfaceoncology.com.

Contacts:

Seth Lewis

slewis@surfaceoncology.com

617-665-5031

Ten Bridge Communications

Krystle Gibbs

krystle@tenbridgecommunications.com

508-479-6358